EXHIBIT 21.1

State or Other
Jurisdiction of
Incorporation or
Name	Organization

1283465 Ontario Inc.	Ontario
7324375 Canada Inc.	Canada
7624026 Canada Inc.	Canada
Choice Environmental Services of Broward, Inc.	Florida
Choice Environmental Services of Collier, Inc.	Florida
Choice Environmental Services of Dade County, Inc.	Florida
Choice Environmental Services of Highlands County, Inc.	Florida
Choice Environmental Services of Lee County, Inc.	Florida
Choice Environmental Services of Miami, Inc.	Florida
Choice Environmental Services of St Lucie, Inc.	Florida
Choice Environmental Services, Inc.	Florida
Choice Recycling Services of Broward, Inc.	Florida
Choice Recycling Services of Miami, Inc.	Florida
Eskimo Pie Corporation	Virginia
Express Restaurant Equipment Service, Inc.	Idaho
Four State Hygiene, Inc.	Pennsylvania
Swisher Hygiene USA Operations, Inc.	Delaware
Integrated Brands, Inc.	New Jersey
Santec Chemical (DBA filing)	Florida
Swisher Hygiene Franchise Corp	North Carolina
Swisher International, Inc.	Nevada
Swisher Maids, Inc.	North Carolina
Swisher Pest Control Corp.	North Carolina
Service Puerto Rico, LLC	Puerto Rico
Service Tampa, LLC	Florida
Service West Coast, LLC	Florida
Service Michigan, LLC	Florida
Sanolite Corp.	New York
SWSH Daley Mfg., Inc.	Delaware
SWSH Arizona Mfg., Inc.	Delaware
SWSH Mount Hood Mfg., Inc.	Delaware
Choice Environmental Services of Georgia, Inc.	Florida
Choice Environmental Services of Central Florida, Inc.	Florida
AML2, LLC	Oregon
SMS Service, LLC	Delaware